Exhibit 16.1

April 18, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 13, 2007, to be filed by our former client, Jazz Technologies, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York